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                                                                    Exhibit 10.3


                           Wire One Technologies, Inc.
                                 225 Long Avenue
                           Hillside, New Jersey 07205

                                                          As of January 1, 2003

Mr. Richard Reiss
10 Timber Acres Road
Springfield, New Jersey 07081

Dear Rich:

         This letter, when accepted by you, shall constitute an amendment to the employment agreement, as previously amended (the "Agreement"), dated January 2, 2001, between Wire One Technologies, Inc. (the "Company") and you. The Company and you hereby agree as follows:

         1. The Company has requested that, to contribute to an improvement in the Company's financial condition and for no other reason, you agree, as an amendment to paragraph 2(a) of the Agreement, to reduce your base salary compensation thereunder so as to be payable at the rate of $330,000 per annum during the period commencing as of the date hereof through December 31, 2003. In consideration of the agreement by several other of the Company's executives to salary reductions similar in nature, you hereby agree to the salary reduction set forth in the preceding sentence.

         2. Paragraph 2(b) of the Agreement is amended, as of the date hereof, to read in its entirety as follows:

     "You shall be entitled to receive such cash bonuses as the Company may, from time to time and in its sole discretion, determine."

         3. Except as modified hereby, the Agreement remains in full force and effect.


                                           Yours very truly,

                                           WIRE ONE TECHNOLOGIES, INC.

                                           By: /s/
                                               --------------------------------

ACCEPTED:

/s/
-----------------------------------
Richard Reiss